FORM OF TRANSFER AGENCY AND FUND ADMINISTRATION AGREEMENT

Exhibit (k)(1)

TRANSFER AGENCY AND FUND ADMINISTRATION AGREEMENT

between

SAVVLY 80+ FUND and SAVVLY TA, LLC

THIS TRANSFER AGENCY AND FUND ADMINISTRATION AGREEMENT (this "Agreement") is entered into as of 08/06/2026, between SAVVLY 80+ FUND (f/k/a Savvly Fund #3), a Delaware statutory trust organized and existing under the laws of Delaware (the "Fund") [the registrant’s current name of record is Savvly Fund #3, and SAVVLY TA, LLC (Commission CIK No. 0002037516) ("Savvly TA"). Each is a "Party" and together they are the "Parties."

WHEREAS, the Fund is a DST, closed-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") (Commission CIK No. 0002053339),

WHEREAS, Savvly TA is an affiliated registered transfer agent under Section 17A(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), and holds a license from Savvly, Inc. to the actuarial and longevity-factor algorithms and related intellectual property used to provide transfer agent and recordkeeping services and administer the Fund (the "Licensed IP") under a Shared Services Agreement between Savvly, Inc. and Savvly TA (the "Intercompany Agreement");

WHEREAS, the Fund wishes to appoint Savvly TA as its transfer agent, registrar, and recordkeeping agent and as its administrator, and Savvly TA wishes to accept those appointments, on the terms set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. APPOINTMENT. The Fund appoints Savvly TA as (a) its transfer agent, registrar, and recordkeeping agent and (b) administrator for the Fund’s Class A and Class B Common Shares and the Tracking Shares, and Savvly TA accepts each appointment, in each case subject to the oversight of the Fund’s Board of Trustees (the "Board"). Each capacity is a separate service relationship under this Agreement, and either capacity may be terminated without terminating the other as provided in Section 10.

2. TRANSFER AGENCY SERVICES. In its capacity as Transfer Agent, Savvly TA will:

(a) establish and maintain a book-entry account for each shareholder and maintain the Fund’s share register (the Fund issues no share certificates);

(b) process subscriptions, issuances of Units and additional Common Shares, transfers permitted by the Registration Statement, repurchases, payouts, and early withdrawals (full and partial), and apply the early-withdrawal penalties described in the Registration Statement;

(c) issue confirmations and periodic account statements to shareholders, including quarterly statements of the deferred repurchase price of Tracking Shares;

(d) trace early withdrawals from the Fund (voluntary and upon death), monitor for investor deaths using the data sources described in the Registration Statement (including the SSA Death Master File, state vital records, third-party data providers, returned mail or bounced payments, notifications from family members or executors, and proof-of-life outreach), determine the applicable longevity factors, and calculate the quarterly allocations of excess value to the Tracking Shares, in each case pursuant to the license of the Licensed IP and the formulas described in the Registration Statement

(e) maintain the records of the Fund and all shareholder accounts, furnish written confirmations of all transactions in the accounts (including information needed by shareholders for personal and tax records), and hold shares in non-certificated book-entry form;

(f) maintain the books and records of the Fund relating to shareholder accounts, including signature-guarantee procedures for changes to brokerage, wiring, and telephone instructions as described in the Registration Statement; and

(g) provide such other related services as the Parties may agree.

3. ADMINISTRATION SERVICES. In its capacity as Administrator, and consistent with the description in the Registration Statement, Savvly TA will:

(a) supervise all non-advisory operations of the Fund and be responsible for the Fund’s business affairs and other administrative matters;

(b) provide personnel to perform necessary executive, administrative, and clerical services to the Fund, and provide office space and all necessary office equipment and services;

(c) arrange for the preparation of all required tax returns, reports and notices to shareholders, prospectuses and statements of additional information, and other reports and filings with the U.S. Securities and Exchange Commission and other regulatory authorities;

(d) compute the net asset value of the Common Shares and the deferred repurchase prices of the Tracking Shares;

(e) calculation of the accrued management expenses, allocation expenses, and payout expenses and payment to the Savvly Advisor quarterly or with the timelines agreed by the Parties

(f) operate the Fund’s Dividend Reinvestment Plan as described in the Registration Statement; and

(g) distribute all proxy solicitation materials, if any, to shareholders, and provide such other services as may be mutually agreed.

4. COMPENSATION. Savvly Inc. provides all the resources that Savvly TA needs to perform its functions.

 (a) Transfer Agent Fees. The Transfer Agent shall receive from the Fund an annual fee equal to 10bps (0.10%) of the total net asset value of the Fund(common plus tracking), together with an additional annual fee equal to 55bps (0.55%) of the net asset value attributable to the Tracking Shares only. Any amount by which such fees exceed the Transfer Agent’s operational costs and expenses shall be remitted to Savvly, Inc. Any operational costs, expenses, or shortfalls exceeding the fees payable under this Section shall be borne by Savvly, Inc. and shall not be charged to or reimbursed by the Fund.5. RECORDS. All books and records Savvly TA maintains for the Fund in either capacity pursuant to Rules 31a-1 and 31a-2 under the 1940 Act are the property of the Fund, will be surrendered to the Fund promptly upon request, and will be preserved for the periods prescribed by applicable law, including Rules 17Ad-6 and 17Ad-7 under the Exchange Act. Such records are maintained at 1035 Pearl Street, Suite 322, Boulder, CO 80302.

6. ANTI-MONEY LAUNDERING; PRIVACY; DATA PROTECTION. Savvly TA will perform customer identification, verification, and ongoing screening (including OFAC sanctions screening) in support of the Fund’s anti-money-laundering program under the Bank Secrecy Act and the USA PATRIOT Act, including the account-opening verification described in the Registration Statement, and will report as required. Savvly TA will maintain administrative, technical, and physical safeguards for shareholder data consistent with Regulation S-P and Regulation S-ID, including for data hosted on its Microsoft Azure environment, will comply with the Fund’s Privacy Policy as described in the Registration Statement, and will promptly notify the Fund of any security breach. The detailed data privacy, information security, breach-notification, records-retention, and audit obligations of Savvly TA with respect to shareholder Protected Data (as defined therein) are set forth in Schedule C (Data Processing Addendum), which is incorporated into this Agreement by reference and forms an integral part hereof. In the event of any conflict between this Section 6 and Schedule C with respect to data privacy and security matters, Schedule C shall govern. Savvly TA’s obligations under Schedule C survive termination of this Agreement or of either capacity for so long as Savvly TA retains Protected Data.

7. REGISTRATION STATUS; INSURANCE. Savvly TA represents that it is duly registered as a transfer agent under Section 17A(c) of the Exchange Act, covenants that it will remain so registered for so long as it serves as Transfer Agent hereunder, and will promptly notify the Fund of any material change in its registration status or of any legal or administrative proceeding that would materially impair its ability to perform hereunder. Savvly TA will maintain, at its expense, errors-and-omissions and fidelity insurance coverage in such amounts and on such terms as are approved at least annually by the Board [specify minimum amounts], which is separate from the fidelity bond and errors-and-omissions coverage the Fund maintains for its own officers and Trustees as described in the Registration Statement.

8. ERRORS; LATE-DISCOVERED DEATHS. If Savvly TA discovers, or is notified of, an error in the processing of any subscription, payout, or early withdrawal, or in the calculation of any longevity factor, deferred repurchase price, or quarterly allocation of excess value, Savvly TA will promptly notify the Fund’s officers and the Board and will correct the error, and compensate or adjust affected shareholder accounts, in accordance with error-correction procedures approved by the Board. Consistent with the Registration Statement, if the death of an investor is not discovered by the time of a quarterly allocation of excess value, the excess value associated with that investor will be included in the allocation for the quarter after the Fund determines that the investor has died.

9. STANDARD OF CARE; INDEMNIFICATION. In the absence of willful misfeasance, bad faith, or gross negligence, or reckless disregard of its obligations hereunder ("disabling conduct"), Savvly TA will not be liable to the Fund or any shareholder for any act or omission in the course of rendering services hereunder in either capacity, and, with respect to the Dividend Reinvestment Plan, neither Savvly TA nor the Fund shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, consistent with the Registration Statement. The Fund will, to the fullest extent permitted by law, indemnify and hold harmless Savvly TA against losses arising out of the performance of its services, other than losses resulting from Savvly TA’s disabling conduct.

10. TERM; TERMINATION; CAPACITY SEVERABILITY. This Agreement takes effect on the date of its execution, continues for an initial term of [two (2)] years, and continues thereafter subject to approval by the Board. Either Party may terminate this Agreement in its entirety, or the Board may terminate either the transfer agency appointment or the administration appointment separately (in which case this Agreement continues in effect as to the other capacity, and the compensation under Section 4 attributable to the terminated capacity ceases), in each case without penalty, on [sixty (60)] days’ written notice. Either Party may terminate this Agreement upon the other Party’s material breach that remains uncured [thirty (30)] days after written notice, or upon the appointment of a conservator or receiver for the other Party or a similar event at the direction of a regulatory agency or court of competent jurisdiction. Upon any termination of either capacity, the Parties will cooperate on an orderly transition of the affected records and services — including migration of the longevity-factor and allocation calculations, for which Savvly, Inc. has agreed under the Intercompany Agreement to continue the license of the Licensed IP through the transition — so that the Fund and its shareholders are not disrupted.

11. LIMITATION OF LIABILITY OF TRUSTEES AND SHAREHOLDERS. Notice is hereby given that this Agreement is executed on behalf of the Fund by an officer of the Fund and not individually, and that the obligations of the Fund hereunder are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

12. SURVIVAL. Sections 5, 6 (including Schedule C), 8, 9, and 11, and any accrued payment obligations, survive termination of this Agreement or of either capacity.

13. GENERAL. Savvly TA is an independent contractor and, except as provided herein, has no authority to bind the Fund. This Agreement may be amended or any provision waived only by a writing signed by the Parties. It is governed by the laws of the State of [Colorado] [confirm], may be executed in any number of counterparts (each of which is an original), and notices are delivered to Savvly TA, LLC, 1035 Pearl Street, Suite 322, Boulder, CO 80302.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SAVVLY 80+ FUND By: /s/ Dario Fusato Name: Dario Fusato Title: CEO	SAVVLY TA, LLC By: /s/ Antonio Derossi Name: Antonio Derossi Title: CEO

Note: As a contract between the Fund and an affiliate, this Agreement should be approved by the Fund’s Board of Trustees, including a majority of the Independent Trustees.

SCHEDULE A

DATA PROCESSING ADDENDUM

(Incorporated into and forming part of the Transfer Agency and Fund Administration

Agreement between Savvly 80+ Fund and Savvly TA, LLC)

A-1. PURPOSE AND SCOPE. This Data Processing Addendum (this “DPA”) governs the collection, processing, storage, transfer, and protection of Protected Data (as defined below) by Savvly TA, LLC (“Savvly TA”) in its capacity as transfer agent, registrar, recordkeeping agent, and administrator to Savvly 80+ Fund (the “Fund”) under the Agreement. This DPA is entered into pursuant to Section 6 of the Agreement and is incorporated therein by reference. In the event of any conflict between this DPA and the main body of the Agreement with respect to data privacy and security matters, this DPA shall govern.

A-2. DEFINITIONS. For purposes of this DPA, the following terms have the meanings set forth below. Capitalized terms used but not defined herein have the meanings given in the Agreement.

“Protected Data” means any Personally Identifiable Information (PII), Non-Public Personal Information (NPPI) as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and SEC Regulation S-P (17 C.F.R. Part 248), shareholder records and account information, subscription and payout records, Social Security or Tax Identification Numbers, beneficiary designations, banking and payment information, AML/KYC and OFAC-screening documentation, death-monitoring and proof-of-life data, longevity-factor and allocation records to the extent they identify a shareholder, and any other information relating to an identifiable Fund shareholder or prospective investor that is received, processed, stored, or transmitted by Savvly TA in connection with the services under the Agreement.

“Data Breach” means any actual or reasonably suspected unauthorized access to, acquisition of, use, disclosure, or destruction of Protected Data maintained by or on behalf of Savvly TA, including any incident that triggers notification obligations under applicable federal or state law.

“Authorized Personnel” means employees, officers, contractors, or agents of Savvly TA or of Savvly, Inc. acting on behalf of Savvly TA under the Intercompany Agreement, who are authorized to access Protected Data solely to the extent necessary to perform Savvly TA’s functions under the Agreement and who are subject to obligations of confidentiality no less protective than those set forth herein.

“Regulatory Requirements” means all applicable federal and state laws, rules, and regulations governing the privacy, security, and protection of personal information, including without limitation the Gramm-Leach-Bliley Act, SEC Regulation S-P (as amended, including the SEC’s 2024 amendments), SEC Regulation S-ID (Identity Theft Red Flags), the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA PATRIOT Act and FinCEN implementing regulations, Rules 17Ad-6 and 17Ad-7 under the Exchange Act, Rules 31a-1 and 31a-2 under the 1940 Act, and applicable state privacy laws including the California Consumer Privacy Act (Cal. Civ. Code § 1798.100 et seq.) as amended by the California Privacy Rights Act.

A-3. SCOPE OF PROTECTED DATA. Protected Data subject to this DPA includes, without limitation: (a) shareholder names, addresses, dates of birth, and contact information; (b) Social Security Numbers, Tax Identification Numbers, and government-issued identification; (c) subscription amounts, account balances, transaction history, early-withdrawal records, and milestone payout records at ages 80, 85, 90, and 95; (d) AML/KYC and OFAC-screening documentation and beneficial-ownership information; (e) death-monitoring and proof-of-life data, including data derived from the SSA Death Master File, state vital records, and third-party data providers; (f) beneficiary designations and banking or payment information used for subscriptions or distributions; and (g) any other information that identifies or could reasonably be used to identify a Fund shareholder or prospective investor.

A-4. PERMITTED USE OF PROTECTED DATA. Savvly TA shall use Protected Data exclusively for the following purposes: (a) performing shareholder recordkeeping, account maintenance, share-register administration, and investor communications under the Agreement; (b) processing subscriptions, transfers, repurchases, early withdrawals (including applicable penalties), and milestone payout distributions; (c) tracing early withdrawals and monitoring for investor deaths, determining applicable longevity factors, and calculating quarterly allocations of excess value to the Tracking Shares; (d) performing AML/KYC verification and ongoing OFAC and sanctions screening in support of the Fund’s anti-money-laundering program; (e) computing net asset value and deferred repurchase prices and preparing tax returns, shareholder reports, and regulatory filings in Savvly TA’s administrator capacity; (f) sharing with Savvly, Inc. and its Authorized Personnel solely to the extent necessary for Savvly, Inc. to provide the personnel and TA Systems that enable Savvly TA to perform its functions, pursuant to the Intercompany Agreement; and (g) responding to lawful requests from governmental authorities or as otherwise required by applicable law. Savvly TA shall not use, sell, license, or otherwise disclose Protected Data for any commercial purpose, marketing activity, or any purpose not expressly authorized under the Agreement, this DPA, or applicable law.

A-5. INTERCOMPANY PROCESSING; RESPONSIBILITY. The parties acknowledge that Savvly TA has no independent personnel and that its functions are performed by personnel of Savvly, Inc. using systems and infrastructure supplied by Savvly, Inc. under the Intercompany Agreement. Accordingly: (a) Savvly TA is authorized to permit Savvly, Inc. and its Authorized Personnel to access and process Protected Data solely to the extent necessary to perform Savvly TA’s functions under the Agreement; (b) Savvly, Inc. is bound, under the Intercompany Agreement and its Data Processing Addendum, by data privacy and security obligations with respect to Protected Data no less protective than those imposed on Savvly TA under this DPA; and (c) Savvly TA remains responsible to the Fund for any breach of this DPA by Savvly, Inc. or its personnel acting in connection with Savvly TA’s functions. No Protected Data shall be shared with any third party outside the Savvly group of entities without the prior written consent of the Fund, except as required by applicable law or regulatory authority.

A-6. INFORMATION SECURITY STANDARDS. Savvly TA shall implement and maintain a comprehensive written information security program (WISP) including administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, and availability of Protected Data; protect against anticipated threats or hazards; protect against unauthorized access or use that could result in substantial harm or inconvenience to any Fund shareholder; and ensure proper disposal of Protected Data. Such safeguards shall include, at minimum: (a) encryption of Protected Data in transit and at rest, including data hosted on the Microsoft Azure environment; (b) multi-factor authentication and role-based access controls limiting access to Authorized Personnel on a need-to-know basis; (c) signature-guarantee and verification procedures for changes to brokerage, wiring, and telephone instructions as described in the Registration Statement; (d) regular security risk assessments, penetration testing, and vulnerability remediation; (e) audit logging of access to Protected Data; and (f) an incident response program consistent with Regulation S-P (as amended by the 2024 amendments) and Regulation S-ID.

A-7. AML/KYC AND DEATH-MONITORING DATA. Given the sensitivity of AML/KYC records and death-monitoring data processed in connection with the Fund’s longevity-contingent payout structure, Savvly TA shall implement enhanced controls for such data, including: (a) access controls limiting AML/KYC and death-monitoring records to personnel specifically designated to perform compliance and payout-administration functions; (b) comprehensive audit logging of all access to such records; (c) retention of AML/KYC records for the periods required by the Bank Secrecy Act and FinCEN regulations (generally five (5) years); and (d) prohibition on disclosure of AML/KYC or death-monitoring records to any party outside the Savvly group except as required by applicable law or lawful governmental request.

A-8. DATA BREACH NOTIFICATION AND RESPONSE. In the event of a Data Breach or a reasonable suspicion thereof, Savvly TA shall: (a) notify the Fund’s officers and Chief Compliance Officer in writing within forty-eight (48) hours of discovery, or such shorter period as required by applicable law; (b) provide all reasonably available information regarding the nature, scope, and circumstances of the Data Breach, including the categories and approximate number of affected shareholders and records; (c) take immediate steps to contain, investigate, and remediate the Data Breach; (d) cooperate fully with the Fund in connection with any regulatory notification obligations, including notifications to the SEC, FINRA, FinCEN, state regulators, and affected Fund shareholders, as required by Regulation S-P, Regulation S-ID, and applicable state law; and (e) provide written updates to the Fund at reasonable intervals until the matter is resolved. The parties shall cooperate in good faith to coordinate any required public notifications or regulatory disclosures.

A-9. RECORDS RETENTION AND SECURE DESTRUCTION. Savvly TA shall retain Protected Data for the periods required by applicable law, including the books-and-records requirements applicable to registered transfer agents under Rules 17Ad-6 and 17Ad-7 under the Exchange Act (generally three (3) years, with the first two (2) years in an easily accessible location), the fund-records requirements under Rules 31a-1 and 31a-2 under the 1940 Act (generally six (6) years, with the first two (2) years in an easily accessible location), and the AML/KYC record-retention requirements under the Bank Secrecy Act (generally five (5) years). All books and records Savvly TA maintains for the Fund remain the property of the Fund and will be surrendered to the Fund promptly upon request, consistent with Section 5 of the Agreement. Upon expiration of the applicable retention period, or upon written request of the Fund following termination, Savvly TA shall destroy or arrange for the destruction of Protected Data using methods that render it unreadable and unrecoverable, and shall certify such destruction to the Fund in writing within thirty (30) days.

A-10. AUDIT RIGHTS. The Fund, its independent auditors, and its Chief Compliance Officer shall have the right, upon reasonable prior written notice and during normal business hours, to audit or inspect Savvly TA’s data privacy and security practices, policies, and procedures to verify compliance with this DPA, no more than once per calendar year absent reasonable cause or a Data Breach. Savvly TA shall cooperate fully with any such audit and shall promptly remediate any deficiencies identified. The Fund may, in lieu of a direct audit, accept the results of an independent third-party audit or SOC 2 Type II report covering the relevant systems and controls, provided such report is completed within the preceding twelve (12) months. This Section C-10 supplements the records and examination-access provisions of the Agreement.

A-11. REGULATORY COMPLIANCE. Savvly TA shall at all times comply with all Regulatory Requirements applicable to the collection, processing, storage, transfer, and disposal of Protected Data, including SEC Regulation S-P (as amended by the 2024 amendments), SEC Regulation S-ID, the Gramm-Leach-Bliley Act, the Bank Secrecy Act and USA PATRIOT Act and FinCEN implementing regulations, Rules 17Ad-6 and 17Ad-7 under the Exchange Act, and applicable state privacy laws including the California Consumer Privacy Act (as amended by the California Privacy Rights Act) to the extent applicable to Fund shareholders located in California. Savvly TA shall comply with the Fund’s Privacy Policy as described in the Registration Statement and shall promptly notify the Fund of any regulatory inquiry, examination, or enforcement action relating to its processing of Protected Data.

A-12. SURVIVAL. The obligations of Savvly TA under this DPA survive the termination or expiration of the Agreement, or of either the transfer agency or administration capacity, for so long as Savvly TA retains Protected Data, and in any event for not less than the applicable retention periods specified in Section C-9. Upon full compliance with the destruction obligations in Section C-9, Savvly TA’s ongoing obligations under this DPA with respect to such destroyed data shall cease, except for obligations that expressly survive destruction (including audit rights with respect to the destruction certification).

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